Contact:	Sheila Davis, Public Relations/Investor Relations Manager
641-585-6803
sdavis@winnebagoind.com

HANSON CAPITAL PARTNERS SECOND STOCK SALES
TRADING PLAN EXPIRES/ENTERS INTO THIRD TRADING PLAN

FOREST CITY, IOWA, August 12, 2004 – Winnebago Industries, Inc. (NYSE: WGO) announced today that the second written trading plan that was entered into by Hanson Capital Partners, LLC (“HCP”), which is owned and controlled by the family of Company founder John K. Hanson and his wife, Luise V. Hanson, on February 12, 2004, pursuant to SEC Rule 10b5-1 relating to sales of the Company’s common stock, has expired. HCP’s trading plan called for daily sales of the Company’s common stock in amounts dependent upon the prevailing market price. Under that plan, HCP intended to sell up to 2,428,900 shares of the Company’s common stock (adjusted to reflect the two for one dividend of the Company’s common stock effective March 5, 2004). The trading plan was to terminate on July 31, 2004, unless terminated earlier in accordance with its terms. Upon its expiration on July 31, 2004 approximately 420,000 shares remained unsold under the plan. The Company was informed that HCP executed a new 10b5-1 stock sales trading plan on August 12, 2004 to sell up to a maximum of 450,000 shares with an expiration date of July 31, 2005.

        As of August 12, 2004 HCP was the owner of 2,453,012 shares of the Company’s common stock, or approximately 7 percent of currently outstanding shares.

        John V. Hanson, a Managing Director of HCP and a Director of the Company, stated that entering into the Rule 10b5-1 trading plan was a continuation of the strategy of the Hanson family and HCP, which it has been executing since 1997, to diversify its investment portfolio in an orderly manner.

About Winnebago Industries
        Winnebago Industries, Inc. is the leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and Rialta brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html

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